Exhibit 3.50

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “CHS WASHINGTON HOLDINGS, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTY-EIGHTH DAY OF AUGUST, A.D. 2008, AT 3:55 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “CHS WASHINGTON HOLDINGS, LLC”.

4593658 8100H	/s/ Jeffrey W. Bullock
111140625	Jeffrey W. Bullock. Secretary of State
AUTHENTICATION: 9119153 DATE: 10-27-11

State of Delaware Secretary of State Division of Corporations Delivered 04:10 PM 08/28/2008
FILED 03:55 PM 08/28/2008 SRV 080911450—4593658 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is CHS Washington Holdings, LLC.

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington (New Castle County). The name of its Registered agent at such address is Corporation Service Company.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

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In Witness Whereof, the undersigned have executed this Certificate of Formation of CHS Washington Holdings, LLC this 28 day of August, 2008.

BY:	/s/ Robin J. Keck
Authorized Person(s)

NAME:	Robin J. Keck, Organizer
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